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                                                                    EXHIBIT 23.1


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated April 4, 1998 on the consolidated financial statements of Mediacom LLC and subsidiaries for the year ended December 31, 1997 and for the period from commencement of operations (March 12, 1996) to December 31, 1996 and the statement of operations and cash flows for the period January 1, 1996 through March 11, 1996 and we hereby consent to the use of our report dated August 31, 1998 on the financial statement of Mediacom Capital Corporation as of June 30, 1998 and March 31, 1998 (and to all references to our Firm) included in or made part of this Form S-4.

/s/ Arthur Andersen LLP

Arthur Andersen LLP

Stamford, Connecticut
August 31, 1998